Exhibit 23.1

Independent Registered Public Accounting Firms’ Consent

We consent to the incorporation by reference in Registration Statement Nos. 33-98690 and 333-07191 of Oakley, Inc. on Form S-8 of our reports dated March 14, 2005 relating to the consolidated financial statements and financial statement schedule of Oakley, Inc. and subsidiaries and management’s report on internal control over financial reporting, appearing in this Annual Report on Form 10-K of Oakley, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
March 14, 2005